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                                                                    EXHIBIT 10.8

                       SECOND AMENDMENT OF LEASE AGREEMENT

         THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Second Amendment") is entered into and effective as of the 22nd day of January, 2004, by and among LESLIE CAREY, TRUSTEE, of the WESTBOROUGH LAND REALTY TRUST, u/d/t dated May 29, 1997, and recorded with the Worcester County Registry of Deeds in Book 18882, Page 317 (the "Trust" and "Landlord"), and APPLIX, INC., a Massachusetts Corporation with a principal place of business at 289-291 Turnpike Road, Westborough, MA 01581 ("Applix" and "Tenant").

         Reference is hereby made to a certain lease agreement dated January 23, 2001, as amended by that certain First Amendment of Lease Agreement (the "First Amendment") dated December 31, 2003 (collectively, the "Lease") by and between the Trust, as Landlord and Applix, as Tenant under which Applix is currently leasing a total of approximately 41,813 rentable square feet of the building located at 289-291 Turnpike Road (the "Building");

         WHEREAS, the above current rentable square footage of the Premises has been arrived at as a result of Tenant's returning to Landlord pursuant to the First Amendment approximately 8,107+/- rentable square feet of space from the approximately 49,920+/- rentable square feet of space originally leased by Tenant in the Building; and

         WHEREAS, Landlord and Tenant wish to further amend the Lease effective February 1, 2004, and to put into effect new lease terms, including a further reduced premises and a reduced rent;

         NOW, THEREFORE, for good and valuable consideration this day paid each other, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, the parties mutually agree as follows:

         (1) Subject to Paragraph 3 hereinbelow, the Trust and Applix agree to amend the Lease as follows, such amendments and revisions to become effective February 1, 2004 (the "Effective Date"):

                  (A) Section 1.1(d) and Article 2 of the Lease shall be amended as follows:

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                           The Premises shall be deemed to refer to that portion
                           of the Building consisting of the entirety of the second floor (approximately 19,968 rentable square feet) and approximately 4,408 rentable square feet on the first floor, totaling approximately 24,376 rentable square feet, as shown in Exhibit A attached hereto (the "Premises"). Tenant shall vacate the portion or portions of the Building previously occupied by Tenant under the Lease which are not included in the above defined Premises (the "Old Premises"), and shall have no further obligation under the Lease with respect to said Old Premises. Nothing contained herein shall be deemed to affect any existing obligations of Tenant under a certain lease dated January 8, 2004 between the Trust and Bain Capital, LLC (the "Bain Lease") concerning approximately 8,107 rentable square feet in the Building;

                  (B) Section 1.1(e) of the Lease shall be deleted in its entirety and replaced with the following:

                           "Lease Term: Seven (7) Years, beginning on February 1, 2004";

                  (C) Section 1.1(f) and Section 3.2 shall be deleted in their entirety. Tenant hereby waives forever its right to so extend the Lease as previously provided in the Extension Term;

                  (D) Section 1.1(i) shall be deleted in its entirety and replaced with the following:

                           "Expiration Date:11:59 p.m. on January 31, 2011";

                  (E) Section 1.1(j) and Article 4 of the Lease shall be amended as follows:

                           The Base Rent for the Premises for the Lease Term shall be as set forth below:

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
MONTHS     SQ. FEET     RATE         TOTAL
---------------------------------------------
1-60        24,376     $22.00     $536,272.00
---------------------------------------------
61-84       24,376     $24.00     $585,024.00
---------------------------------------------

                  (F) Section 1.1(k) and Article 5 of the Lease shall be amended as follows:

                           Tenant shall be responsible for paying only its pro rata share of Additional Rent, including to the extent applicable Taxes, Operating Expenses and Utilities. Based upon the 24,376+/- rentable square foot area of the Premises, Tenant's pro rata share shall be 48.83%.

                  (G) Section 1.1(m) and Article 25 of the Lease shall be amended as follows:

                           The amount of the Irrevocable Standby Letter of Credit shall be reduced from $1,050,000.00 to $400,000.00, and shall remain at such amount throughout the Lease Term. Section 25.2 shall be deleted in its entirety.

                  (H) The following Section 2.2.1 shall be inserted into the Lease:

                           2.2.1 Landlord's Contribution. Provided no Event of Default has occurred, Landlord agrees to reimburse to Tenant up to a maximum of Sixty Six Thousand One Hundred Twenty and XX/100 Dollars ($66,120.00) (the "Reimbursement") towards Tenant's construction of approved leasehold improvements with respect to the portion of the Premises on the first floor of the Building. Amounts requested under the Reimbursement shall be disbursed by Landlord to Tenant within fifteen (15) days of Landlord's receipt from Tenant of copies of receipts or other evidence of payment reasonably required by Landlord to evidence such construction costs.

                  (I)      Section 4.2 shall be deleted in its entirety.

                  (J)      Section 5.4 shall be amended as follows:

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                           The phrase "Tenant shall be solely responsible for
                           any and all increases" shall be replaced with phrase "Tenant shall be responsible for only its pro rata share of increases" in the third line. The words "and Building" shall be deleted from the phrase "operating expenses for the Premises and Building" in the sixth line.

                  (K) The second sentence of Section 6.2.I shall be deleted in its entirety and replaced with the following: "Tenant shall pay only its pro rata share of secondary HVAC requirements and special interior HVAC requirements."

                  (L)      Article 9 shall be amended as follows:

                           The phrase "Tenant shall have the right to use for its employees and invitees, the parking areas on the Premises" shall be replaced with the phrase "Tenant shall have the non-exclusive right to use for its employees and invitees, the parking areas on the Premises" in the third to last sentence of the first paragraph. The phrase "as it may be extended from time to time" shall be deleted from the first sentence of the second paragraph.

                  (M) Section 10(b) shall be amended by replacing the word "Tenant's" with the word "Landlord's" at the beginning of the last sentence.

                  (N) Section 15.2 shall be amended by deleting the words "the Building and the Property" from the first and second lines.

                  (O) Article 19 shall be amended by changing the notice address for Lenard B. Zide to the following: "Lenard B. Zide, Esquire, Butters Brazilian L.L.P., One Exeter Plaza Boston, Massachusetts 02116,
     TEL: (617) 367-2600, FAX: (617) 367-1363, zide@bbslawyers.com," and by replacing the words "Edward Terino" with the words "Milton A. Alpern."

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                  (P)      Article 21 shall be replaced by the following:

                           "Tenant hereby warrants to Landlord that neither it nor its agents or representatives have engaged or contracted with any broker with respect to the transaction contemplated herein, and that no brokers have been involved with this Second Amendment Lease Agreement except Richards Barry Joyce & Partners, 53 State Street, Boston, MA 02109, a duly authorized and licensed Massachusetts real estate broker, whose compensation shall be paid by Tenant pursuant to a separate agreement; and Tenant further agrees to indemnify and hold harmless Landlord from any and all claims or demands for brokerage fees arising out of a breach of the aforesaid warranty."

                  (Q) The following new section 27.12 shall be inserted into the Lease:

                           27.12 Landlord's Termination Right. In the event Landlord receives a written proposal from a bona fide third-party tenant wishing to enter into a lease for the Premises at a rental rate not less than $24.00 per rentable square foot, Landlord may terminate the Lease under this Section 27.12 by giving Tenant at least six (6) months' prior written notice of its intent to terminate the Lease (the "Termination Notice"), which notice may not be given prior to January 1, 2005, and which notice shall state the effective date of such proposed termination (the "Termination Date"). Pursuant to the terms of this
                           Section 27.12, it is the intent of the parties hereto that the earliest possible Termination Date shall not be before 11:59 P.M. on June 30, 2005. Tenant shall comply with all of the terms and conditions of the Lease during any period between its receipt of the Termination Notice and the Termination Date. In the event Landlord provides Tenant with a Termination

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                           Notice, Tenant's obligations and responsibilities
                           under the Lease shall terminate and be of no further force and effect as of the Termination Date, regardless of whether or not Landlord ultimately leases the Premises to any other Tenant.

         (2) Restructuring Fee. Simultaneously with the execution of this Second Amendment, Tenant shall pay to Landlord THREE MILLION AND XX/00 DOLLARS ($3,000,000.00) to Landlord in cash or by immediately available certified, bank cashier's or bank treasurer's check (the "Restructuring Fee"). Upon the execution of this Amendment by both Tenant and Landlord, the Restructuring Fee shall immediately become the property of Landlord as duly earned forever and shall be non-refundable to Tenant under any and all circumstances.

         (3) Security System. Landlord hereby agrees to be solely responsible for all costs associated with any relocation, modification, adaptation or other alteration of the existing security system for the building, which system has been installed by and at the sole cost of Tenant. Landlord agrees to manage and maintain such system in a good and workmanlike manner and ensure such system's proper and effective functioning at Landlord's sole cost and expense at all times after the Effective Date. In consideration of the costs previously incurred by Tenant with respect to the installation and maintenance of the system, Landlord hereby agrees to pay to Tenant TWO HUNDRED FIFTY AND XX/00 DOLLARS ($250.00) monthly in advance on the first day of each calendar month, commencing on the Effective Date and continuing until the final payment is made on January 1, 2011. Landlord's obligations under this Section shall survive any prior termination of the Lease.

         (4)      Electricity. Landlord hereby agrees that as required under
Section 6.1 of the Lease, Landlord shall at its sole cost and expense cause the Premises to be separately metered for electricity apart from all other space in the Building, and that such metering shall be completed on or before the Effective Date.

         (5) Legal Fees. Simultaneously with the execution of this Second Amendment, Tenant shall pay to Landlord FOUR THOUSAND FOUR HUNDRED AND XX/00 DOLLARS ($4,400.00) in cash or by immediately available certified, bank cashier's or bank treasurer's check, which sum represents Tenant's

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contribution towards the cost of certain of Landlord's legal fees associated with Landlord's negotiation of the Bain Lease. Landlord hereby agrees that Tenant's payment of the above referenced sum represents the only amount owed by Tenant with respect to any of Landlord's legal fees, and that Tenant shall not be required to pay any additional costs associated with the negotiation or adoption of (a) the First Amendment, (b) the Bain Lease, or (c) this Second Amendment, except as otherwise set forth herein.

         (6) Paragraph 4 of the First Amendment, which paragraph is entitled "New Lease," is hereby deleted in its entirety. Notwithstanding any provision to the contrary contained in the Lease, the First Amendment, a certain Letter of Intent between the parties dated December 12, 2003, or this Second Amendment, Landlord hereby acknowledges that the provisions of this Second Amendment shall become unconditionally effective as of February 1, 2004.

         (7) Landlord hereby acknowledges that Tenant's obligations hereunder are and shall be expressly conditioned upon the full execution of this Second Amendment not later than January 22, 2004.

         (8) This Second Amendment shall be construed in accordance with the Laws of the Commonwealth of Massachusetts, and may only be amended in a writing signed by all the parties hereto. The invalidity of one or more of the provisions contained herein as amended hereby shall not affect the remaining provisions of the Lease, and if one or more of such provisions should be declared invalid by final order, decree or judgment of a court of competent jurisdiction, the Lease shall be construed as if such invalid provision or provisions had not been included in the Lease.

         (9) In the event that any provision of this Second Amendment is inconsistent with the Lease, this Second Amendment shall control.

         (10) Capitalized terms used but not defined herein shall have the respective meanings assigned such terms in the Lease.

         (11) Except as modified herein, all of the covenants, agreements, terms and conditions of the Lease are hereby

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ratified and confirmed and shall continue to remain unchanged and in full force and effect.

         Executed as a sealed instrument as of the date first set forth above.

LANDLORD:                                   TENANT:
WESTBOROUGH LAND REALTY                     APPLIX, INC.
TRUST


  /s/ Leslie Carey                          By:   /s/ Milton A. Alpern
----------------------------                    --------------------------------
By: Leslie Carey, its duly                      MILTON A. ALPERN, its
authorized Trustee and not                      duly authorized Chief
individually                                    Financial Officer

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                                   Exhibit "A"

                              PLAN OF NEW PREMISES

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